Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FISCAL 2012
EARNINGS OF $5.0 MILLION

•      Net Income of $5.0 million—an increase of $2.7 million over fiscal 2011
•      Credit metrics improved quarter over quarter
•      Nonperforming assets  declined to 0.69% of total assets
•      Allowance for loan losses at 238% of nonperforming loans
•      Regulatory core capital of 12.16%

WEST POINT, Georgia, November 13, 2012—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $5.0 million, or $0.28 per basic and diluted share for the year ended September 30, 2012, an improvement from $2.3 million, or $0.13 per basic and diluted share, for the year ended September 30, 2011.  For the quarter ended September 30, 2012 net income was $1.8 million, or $0.10 per basic and diluted share compared with $229,000, or $0.01 per basic and diluted share for the quarter ended September 30, 2011.

The Company’s total assets were $1.03 billion at September 30, 2012, down from $1.17 billion at September 30, 2011.  Total loans outstanding were $593.9 million at September 30, 2012, of which $166.2 million, or 28.0%, were covered by FDIC loss sharing agreements. Total loans outstanding at September 30, 2011, were $655.0 million.  Loans not covered by loss sharing agreements were $427.7 million at September 30, 2012, which is up nominally from the September 30, 2011 balance of $420.0 million.

Chairman and CEO Robert Johnson stated, “It was a good year in which we improved earnings and realized continued improvement in credit quality.  We more than doubled net income and cut nonperforming loans in half compared to our fiscal 2011 results.”

Total deposits were $800.3 million at September 30, 2012 compared to $911.1 million at September 30, 2011.  Over half of the Company’s retail deposits are now core (non-time) deposits. Borrowings decreased to $81.0 million at September 30, 2012 from $110.0 million at September 30, 2011, due to pay downs of wholesale funding.

Mr. Johnson continued, “Our credit quality metrics continue to improve, not only with the legacy bank, but with the acquired loans covered by FDIC loss sharing agreements as well. We are very pleased nonperforming assets not covered by loss sharing declined to $5.6 million.   Also, we reduced our foreclosed real estate through an auction in late September that disposed of approximately seventy properties, primarily covered by loss sharing.  These properties were largely vacant land or lots that had proven to be difficult to sell.”

Nonperforming assets not covered by loss sharing agreements declined to $5.6 million at September 30 2012, from $15.8 million at September 30, 2011, and from $9.4 million at June 30, 2012.  As of September 30, 2012 the allowance for loan losses increased to 237.69% of non-covered nonperforming loans from 80.13% at September 30, 2011, and 143.14% at June 30, 2012. The Company had net charge-offs on loans not covered by loss sharing of $4.5 million for the year ended September 30, 2012, compared to $2.1 million for the year ended September 30, 2011.

Net interest income increased $6.9 million to $37.5 million for the year ended September 30, 2012, compared to $30.6 million for fiscal 2011.  The increase was due to a decrease in interest expense of $4.6 million to $10.6 million for the year ended September 30, 2012, compared to $15.2 million for fiscal 2011.  Interest income increased $2.3 million to $48.1 million for the year ended September 30, 2012 compared to $45.8 million for fiscal 2011.  The primary reason for the increase in interest income was the higher average balance of loans due to the First National Bank of Florida acquisition in September 2011.

Net interest margin increased to 4.17% for year ended September 30, 2012, compared with 3.59% at September 30, 2011.  The lower average cost of deposits and pay down of high cost term borrowings contributed to the improved net interest margin.

Noninterest expense increased to $40.5 million for the year ended September 30, 2012, compared to $34.3 million at September 30, 2011. Most of the increase relates to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches, as well as resolving the acquired problem assets.

Noninterest income increased to $13.1 million for the year ended September 30, 2012, compared to $9.6 million at September 30, 2011.  Noninterest income for the year was higher due to a decrease in other than temporary impairment to $273,000 for the year ended September 30, 2012, compared to $2.3 million at September 30, 2011.  Fees on deposits increased to $7.0 million for the year ended September 30, 2012, compared to $5.8 million for the year ended September 30, 2011.

The Company recorded a loan loss provision of $3.3 million on non-covered loans and $1.2 million on covered loans for the year ended September 30, 2012, compared to $1.7 million on non-covered loans and $1.2 million provision on covered loans for the year ended September 30, 2011.

For the year ended September 30, 2012, income taxes were $639,000 or an effective tax rate of 11.38%.  This lower than normal rate is a result of an uncertain tax position that was resolved for the year ended September 30, 2012.

Mr. Johnson continued, “We are pleased with the improvement in earnings, the rising quality of our legacy loan portfolio and the growth of our core deposit base.  Organic loan growth has been slow to materialize due to ongoing consumer and business concerns with the economy. However, as we move in to fiscal 2013, we continue to explore opportunities to safely grow our earnings.  Our strong regulatory leverage capital of 12.16% allows us to further seek opportunities to expand our franchise."

Mr. Johnson concluded, “Our branch network serves an attractive geographic region in West Central Georgia, East Central Alabama, and the North Florida Gulf Coast.  Our solid capital standing and our acquisition experience position CharterBank to be a successful consolidator among southeastern banks and to build an enviable community bank footprint with strong shareholder returns.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	September 30,	September 30,	June 30,
	2012	2011***	2012
Total Assets	$1,032,220	$1,171,710	$1,049,436
Cash and Cash Equivalents	108,828	149,762	76,488
Loans Receivable, Net	593,904	655,028	616,837
Non-covered Loans Receivable, Net	427,676	419,979	430,292
Covered Loans Receivable, Net	166,228	235,049	186,545
Real Estate Owned	24,010	28,765	24,365
Non-covered Real Estate Owned	2,107	4,093	3,437
Covered Real Estate Owned	21,903	24,672	20,928
Securities Available for Sale	189,379	158,737	199,140
Core Deposits*	456,292	447,176	467,868
Retail Deposits**	779,397	883,389	800,575
Total Deposits	800,262	911,094	821,532
Borrowings	81,000	110,000	80,000
Total Stockholders’ Equity	142,521	139,416	139,568

Book Value per Share	$8.00	$7.68	$7.82
Tangible Book Value per Share	7.69	7.34	7.50

Minority Shares Outstanding	6,353,443	6,706,423	6,397,851
Total Shares Outstanding – at Period End	17,811,367	18,164,347	17,855,775
Weighted Average Total Shares Outstanding – Basic	17,907,597	18,146,627	17,932,227
Weighted Average Total Shares Outstanding – Fully Diluted	17,936,493	18,183,938	17,966,416

*Core deposits include transaction accounts, money market accounts and savings accounts.
**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.
***Financial information as of September 30, 2011 has been derived from audited financial statements.

 Selected Operating Data (in thousands except share and per share data):

	Twelve Months Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2012	2011	2012	2011	2012	2012

Total Interest Income	$48,101	$45,786	$11,154	$10,692	$11,805	$12,642
Total Interest Expense	10,589	15,228	2,134	3,155	2,271	2,851
Net Interest Income	37,512	30,558	9,020	7,537	9,534	9,791
Provision for Loan Losses on non-covered loans	3,300	1,700	1,200	300	300	300
Provision for Loan Losses on covered loans	1,202	1,200	236	800	75	290
Net Interest Income after Provision for Loan Losses	33,010	27,658	7,584	6,437	9,159	9,201
Noninterest Income	13,062	9,633	3,684	2,059	2,929	2,632
Noninterest Expense	40,454	34,292	8,659	8,288	11,506	10,024
Income before Income Taxes	5,618	2,999	2,609	208	582	1,809
	.	.
Income Tax Expense (Benefit)	639	694	858	(21)	(897)	548
Net Income	$4,979	$2,305	$1,751	$229	$1,479	$1,261

Earnings per Share – Basic	$0.28	$0.13	$0.10	$0.01	$0.08	$0.07
Earnings per Share – Fully Diluted	0.28	0.13	0.10	0.01	0.08	0.07
Cash Dividends per Share**	0.10	0.20	-	0.05	0.05	-

Net Charge-offs – Legacy Loans	4,480	2,127	1,556	290	280	595
Deposit Fees	7,002	5,843	1,947	1,601	1,713	1,618
Gain on Sale of Loans	962	656	353	150	261	161
Bargain Purchase Gains	-	1,095	-	1,095	-	-

**First Charter, MHC has waived most of its portion of these dividends, resulting in payment primarily to the minority stockholders.

	Twelve Months Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2012	2011	2012	2011	2012	2012
	Unaudited
Return on Equity	3.58%	1.67%	4.95%	0.65%	4.27%	3.68%
Return on Assets	0.46%	0.22%	0.68%	0.09%	0.57%	0.46%
Net Interest Margin	4.17%	3.59%	4.09%	3.56%	4.33%	4.35%
Bank Core Capital Ratio	12.16%	10.68%	12.16%	10.68%	12.33%	11.93%
Bank Total Risk Based Capital	19.22%	24.36%	19.22%	24.36%	20.86%	21.62%
Effective Tax Rate	11.38%	23.15%	32.88%	(9.97%)	(154.17%)	30.29%

Ratios of Non-covered Assets:
Allowance for loan losses as a % of Total Loans	1.87%	2.19%	1.87%	2.19%	1.94%	1.92%
Allowance for loan losses as a % of Nonperforming Loans	237.69%	80.13%	237.69%	80.13%	143.14%	124.34%
Nonperforming Assets as a % of Total Loans and REO	1.27%	3.64%	1.27%	3.64%	2.13%	2.33%
Nonperforming Assets as a % of Total Assets	0.69%	1.99%	0.69%	1.99%	1.19%	1.35%
Net Charge-offs as a % of Average Loans	0.86%	0.48%	1.43%	0.27%	0.25%	0.40%

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